Exhibit 10.11

Quinn J. Hebert President and Chief Executive Officer

January 20, 2009

John R. Abadie, Jr.
4002 Oak Shadows Court
Sugarland, TX  77479

RE:	Retention Agreement

Dear John:

The purpose of this letter is to memorialize our mutual agreement with respect to certain retention benefits that the Compensation Committee of the Board of Directors of Cal Dive International, Inc. (the “Company”) has approved conditioned upon your compliance with the terms of this letter.  The benefits granted in this letter agreement shall be in addition to any benefits to which you may be entitled under the terms of, that certain Severance and Change of Control Agreement, by and between the Company and you dated as of January 1, 2009 (the “Severance Agreement”).

1.
If you choose to retire or otherwise voluntarily leave the employ of the Company without “good reason” as defined in the Severance Agreement prior to the fifth anniversary of the date of this letter, all unvested shares of restricted common stock of Cal Dive International, Inc. that you hold on the date of termination of employment will continue to vest in accordance with the vesting schedules applicable to such shares; provided that you continue to comply with the terms of Article 5, Section 5.2 of the Severance Agreement (the “non-competition covenant”) for two years following such termination.  If you violate the non-competition covenant, all shares of unvested restricted stock then held by you shall be forfeited.

2.
If you remain employed full-time and in good standing with the Company through the third anniversary of the date of this letter, you shall receive an extra grant of restricted stock worth $150,000, with the number of shares granted based on the closing share price on the date of grant, and such shares shall vest 100% on the date of grant.  This grant shall be in addition to any other grant of restricted stock that you may receive as part of the Company’s annual grant program as may be in place at that time for similarly situated employees.

If you are in agreement with the foregoing, please signify by signing below.

Sincerely,

/s/ Quinn J. Hébert

Quinn J. Hébert

AGREED and ACCEPTED this 20th day
of January, 2009.

   /s/ John R. Abadie, Jr.

John R. Abadie, Jr.

2500 CityWest Boulevard, Suite 2200 • Houston, TX 77042 • Phone (713) 586-7317 • Fax (713) 361-2682